At EMAK Worldwide, Inc.:

Media and investor inquiries:
Lisa Mueller
Director, Investor Relations
(323) 932-4034

For Immediate Release

EMAK WORLDWIDE REPORTS RESULTS
FOR FIRST QUARTER OF 2005

     LOS ANGELES, April 28, 2005 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced its financial results for the first quarter ended March 31, 2005.

     Revenues were $57.2 million in the first quarter of 2005, an increase of 10.5% over revenues of $51.8 million in the same period of the previous year.

     Net loss in the first quarter of 2005 was $417,000, or $0.14 per diluted share, compared with net loss of $166,000, or $0.09 per diluted share, in the same period of the previous year.

     The Company’s first quarter 2005 results include a number of charges as follows: a restructuring charge of $583,000, or $0.06 per diluted share, primarily related to the wind down of its consumer products business Pop Rocket, and integration costs and ERP reimplementation costs combined for a net charge of $134,000, or $0.01 per diluted share. Excluding these charges, net income in the first quarter of 2005 was $7,000, compared to a net loss of approximately $140,000 in the prior year quarter. Excluding charges, net loss available to common stockholders was $368,000, or a loss of $0.06 per diluted share, compared with a net loss available to common stockholders of $515,000, or $0.09 per diluted share, in the first quarter of 2004.

     Earnings before interest, taxes, depreciation, amortization and charges (“EBITDA before charges”) were $684,000, an increase of 160% over EBITDA before charges of $263,000 in the year ago quarter.

     “Our revenues of $57.2 million represent the highest level of first quarter revenues in the Company’s history,” said EMAK Worldwide President and Chief Executive Officer Don Kurz.

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EMAK Worldwide, Inc.

     “Contributing to our top line growth was strength in our Equity Marketing agency, and SCI Promotion’s performance was much improved over last year.”

Pop Rocket

     Mr. Kurz continued, “We have made progress on the wind down of our Pop Rocket division and are on schedule to exit the business at year-end or shortly thereafter. Negotiations with our licensing partners are ongoing, and we are optimistic that we will come to a favorable resolution with the studios. As we had indicated last year, we expect that Pop Rocket will not negatively impact our financial results this year, and some toy lines are performing relatively well in the meantime, including our newest line JoJo’s Circus™. The Crayola®-branded bath line, which we plan to keep as a long-term member of our marketing portfolio, showed continued growth in the first quarter of 2005.”

First Quarter 2005 Financial Highlights

     The following table presents financial highlights for the Company’s operations for the first quarter of 2005. Full financial results, including reconciliations of GAAP to non-GAAP measures, are attached.

Results from operations
(In thousands of dollars)

	Three Months Ended March 31,
		% of		% of
	2005	revenues	2004	revenues	change
Revenues	57,242		51,812		10.5%

Domestic	40,846	71.4%	35,447	68.4%	15.2%
International	16,396	28.6%	16,365	31.6%	0.2%

Marketing services	50,658	88.5%	46,488	89.7%	9.0%
Consumer products	6,584	11.5%	5,324	10.3%	23.7%

Gross profit	14,449	25.2%	13,240	25.6%	9.1%

Marketing services gross profit	12,879	25.4%	11,594	24.9%	11.1%
Consumer products gross profit	1,570	23.8%	1,646	30.9%	-4.6%

Operating expenses	15,049	26.3%	13,216	25.5%	13.9%
Operating income (loss)	(600)	-1.0%	24	0.0%	N/A
Net loss	(417)	-0.7%	(166)	-0.3%	151.2%

Non-GAAP financial highlights
Adjusted operating expenses before charges	14,332	25.0%	13,173	25.4%	8.8%
EBITDA before charges	684	1.2%	263	0.5%	160.1%
Adjusted operating income before charges	117	0.2%	67	0.1%	74.6%
Adjusted net income (loss) before charges	7	0.0%	(140)	-0.3%	N/A

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Additional Financial Highlights

•	Net foreign currency translation impact contributed approximately $338,000 to revenues versus the prior year period average exchange rates.

•	Gross profit in the Consumer Products segment decreased from the prior year due to a competitive retail pricing environment and increased costs for plastic resin resulting from higher oil prices.

•	Prior year revenues and operating expenses include approximately two months of Johnson Grossfield and exclude Megaprint (acquired effective January 31, 2004 and November 11, 2004, respectively). For comparison purposes, the combined impact of the Johnson Grossfield and Megaprint acquisitions was incremental revenues of $4.6 million in the first quarter of 2005.

Financial Condition

•	The balance of cash and cash equivalents at March 31, 2005 was $5.2 million, an increase of $0.7 million versus the end of last year.

•	The Company generated $4.8 million in cash from operations during the quarter, versus a use of cash of $204,000 in the same period in 2004.

•	Working capital was $17.6 million and the current ratio was 1.4, versus working capital of $17.9 million and a current ratio of 1.3 at the end of 2004.

•	Short-term debt was $2.8 million at the end of the first quarter. The Company had $6.0 million in short-term debt at the end of 2004.

•	The Company extended the maturity of its credit facility with Bank of America through March 31, 2006 and reduced the size from $35 million to $20 million to better align the size and cost of the Facility with the Company’s borrowing needs.

Outlook

     Mr. Kurz commented on the outlook for the remainder of 2005: “As we look ahead, we remain cautiously optimistic. Our March 26 backlog for 2005, as reported in our 10-K, represents a 5.6% increase over the prior year when calculated on a comparable basis, by excluding certain low-margin logistical services we have chosen not to provide this year. We would be disappointed if our revenue growth did not surpass this early indicator, and we expect that each quarter will strengthen sequentially throughout the year.

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EMAK Worldwide, Inc.

     “Our client roster is the strongest in the Company’s history, and our new business development efforts have produced some important client wins so far this year, such as Miller Brewing Company and several other Fortune 500 companies. Importantly, we maintain a high retention rate with our existing clients, as we have been doing business with our top clients for an average of thirteen years. In addition, based on existing client growth and new business wins, Upshot’s outlook for 2005 is the strongest since our acquisition in 2002.

     “Finally, our solid balance sheet combined with our credit facility provides EMAK with the resources we need to execute our strategic growth initiatives. Our resources should be further strengthened by the cash flow we anticipate generating this year,” said Mr. Kurz.

First Quarter Conference Call and Webcast

     The Company will host a conference call with investors and financial analysts today at 5:00 p.m. ET/2:00 p.m. PT to discuss its first quarter financial results and operational highlights. The call can be accessed live via the Internet at www.emak.com. To listen to the live call, visit the Investor Relations section (Events page) of the Web site at least 15 minutes prior to download any necessary software. For those who cannot listen to the live broadcast, an online replay will be available for 30 days at www.emak.com, or a phone replay will be available through May 5, 2005 by dialing 800-642-1687 or 706-645-9291 (international) and entering the passcode 5739099.

About EMAK Worldwide, Inc.

     EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Minneapolis, New York, Ontario (CA), Dublin, Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, Frito-Lay, Kellogg’s, Kohl’s, Macy’s, Miller Brewing Company, Nordstrom, Procter & Gamble, and Subway Restaurants, among others. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

NOTE: All trademarks and registered trademarks are property of their respective owners.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual

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consolidated results of operations and financial position in 2005 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be he only items that could affect the future performance of the Company.

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EMAK Worldwide, Inc.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	(Unaudited)
	2005	2004
Revenues	$57,242	$51,812
Cost of sales	42,793	38,572

Gross profit	14,449	13,240
Operating expenses:
Salaries, wages and benefits	8,330	7,277
Selling, general and administrative	6,002	5,896
Integration costs	45	43
Restructuring charge	583	—
ERP reimplementation costs	89	—

Total operating expenses	15,049	13,216

Income (loss) from operations	(600)	24
Interest expense, net	(104)	(22)
Other expense	(1)	(270)

Loss before benefit for income taxes	(705)	(268)
Benefit for income taxes	(288)	(102)

Net loss	(417)	(166)
Preferred stock dividends	375	375

Net loss available to common stockholders	$(792)	$(541)

Basic loss per share
Loss per share	$(0.14)	$(0.09)

Weighted average shares outstanding	5,765,938	5,739,603

Diluted loss per share
Loss per share	$(0.14)	$(0.09)

Weighted average shares outstanding	5,765,938	5,739,603

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EMAK Worldwide, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2005	2004
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$5,152	$4,406
Accounts receivable, net	33,878	47,180
Inventories	16,946	18,763
Prepaid expenses and other current assets	6,845	5,466

CURRENT ASSETS	62,821	75,815
Fixed assets, net	4,941	5,029
Intangible assets, net	44,807	45,409
Other assets	6,945	7,060

TOTAL ASSETS	$119,514	$133,313

LIABILITIES, MANDATORILY REDEEMABLE
PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Short-term debt	$2,822	$6,025
Accounts payable	24,659	30,996
Accrued liabilities	17,700	20,860

CURRENT LIABILITIES	45,181	57,881
Long-term liabilities	6,317	6,621

TOTAL LIABILITIES	51,498	64,502

Mandatorily redeemable preferred stock	22,518	22,518

Common stock	—	—
Additional paid-in capital	27,517	27,516
Retained earnings	33,162	33,954
Accumulated other comprehensive income	4,673	4,972
Less:
Treasury stock	(17,669)	(17,669)
Unearned compensation	(2,185)	(2,480)

TOTAL STOCKHOLDERS’ EQUITY	45,498	46,293

TOTAL LIABILITIES, MANDATORILY REDEEMABLE
PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$119,514	$133,313

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EMAK Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	(Unaudited)
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(417)	$(166)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	568	466
Provision for doubtful accounts	47	21
Gain on disposal of fixed assets	(5)	(8)
Tax benefit from exercise of stock options	—	51
Amortization of restricted stock	181	86
Changes in operating assets and liabilities- Increase (decrease) in cash and cash equivalents:
Accounts receivable	12,979	8,226
Inventories	1,755	2,750
Prepaid expenses and other current assets	(1,118)	(914)
Other assets	(176)	(682)
Accounts payable	(6,111)	(3,433)
Accrued liabilities	(2,642)	(6,138)
Long-term liabilities	(305)	(463)

Net cash provided by (used in) operating activities	4,756	(204)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(448)	(591)
Purchase of marketable securities, net	—	(1,300)
Proceeds from sale of fixed assets	11	9
Payment for purchase of JGI	—	(4,508)

Net cash used in investing activities	(437)	(6,390)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of preferred stock dividends	(375)	(375)
Proceeds from exercise of stock options	—	477
Repayment of short-term debt	(3,141)	—

Net cash provided by (used in) financing activities	(3,516)	102

Net increase (decrease) in cash and cash equivalents	803	(6,492)

Effects of exchange rates on cash and cash equivalents	(57)	53

CASH AND CASH EQUIVALENTS, beginning of period	4,406	19,291

CASH AND CASH EQUIVALENTS, end of period	$5,152	$12,852

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EMAK Worldwide, Inc.
EBITDA
(In thousands)

EBITDA, before charges, is calculated as follows:

	Three Months Ended
	March 31,
	(Unaudited)
	2005	2004
Net loss	$(417)	$(166)

Interest expense, net	104	22
Benefit for income taxes	(288)	(102)
Depreciation	461	395
Amortization	107	71
Integration costs	45	43
Restructuring charge	583	—
ERP reimplementation costs	89	—

EBITDA, before charges	$684	$263

EBITDA is reconciled to cash flows provided by (used in) operating activities, the most comparable measure under generally accepted accounting principles, as follows:

	Three Months Ended
	March 31,
	(Unaudited)
	2005	2004
EBITDA, before charges	$684	$263

Integration costs	(45)	(43)
Restructuring charge	(583)	—
ERP reimplementation costs	(89)	—
Interest expense, net	(104)	(22)
Benefit for income taxes	288	102
Changes in operating assets and liabilities	4,382	(654)
Other, net	223	150

Net cash provided by (used in) operating activities	$4,756	$(204)

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